Exhibit 10.1
FOURTH AMENDMENT TO LEASE

This FOURTH AMENDMENT TO LEASE (this “Fourth Amendment”) is made as of the third day of June 2024 (the “Effective Date”) by and between HIGH NOON OFFICE, LLC, a Delaware limited liability company (“Landlord”), and TRUECAR, INC., a Delaware corporation (“Tenant”).

R E C I T A L S

A.    Tenant and Landlord (as successor-in-interest to SaMo Clock Tower, LLC, as successor-in-interest to Clock Tower, LLC) are parties to that certain Office Lease dated May 10, 2020 (the “Original Lease”), as amended by that certain: (i) Amendment to Lease Re Additional Space and Term Extension dated November 20, 2010 (the “First Amendment”); (ii) Second Amendment to Lease dated September 19, 2013; and (iii) Third Amendment to Lease (the “Third Amendment”) dated June 25, 2014 (as so amended, the “Lease”), pursuant to which Tenant leased certain premises on the twelfth (12th) floor (the “Premises”) in the building located at 225 Santa Monica Boulevard, Santa Monica, California (the “Building”), as more fully set forth in the Lease.

B.     Landlord and Tenant wish to enter into this Fourth Amendment to (i) extend the Term with respect to the entire Premises, and (ii) amend certain other terms and conditions of the Lease.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows:

1.Capitalized Terms. All capitalized terms not otherwise modified or defined herein shall have the same meanings as are ascribed to them in the Lease. All references in the Lease to the “Lease” or “this Lease” or “the Lease” or “herein” or “hereunder” or similar terms or to any section thereof shall mean the Lease, or such section thereof, as amended by this Fourth Amendment.
2.Premises. Notwithstanding anything to the contrary contained in the Lease, effective as of the Fourth Extension Term Commencement Date (as hereinafter defined), the Premises shall be deemed to contain a total of approximately 4,500 rentable square feet. The parties hereby stipulate and agree: (i) to the rentable square footage of the Premises as set forth herein; and (ii) that the Premises shall not be remeasured during the Fourth Extension Term.
3.Fourth Extension Term. The Term is hereby extended for twenty-six (26) months (the “Fourth Extension Term”) commencing on January 1, 2025 (the “Fourth Extension Term Commencement Date”) and expiring on February 28, 2027 (the “Fourth Extension Term Termination Date”), unless sooner terminated in accordance with the terms of the Lease. Tenant shall have no further right to renew or extend the Term.

4.Base Rent. Notwithstanding anything to the contrary contained in the Lease or herein, except as set forth in Section 8 hereof, commencing on the Fourth Extension Term Commencement Date, and thereafter through and including the Fourth Extension Term Termination Date, the monthly installments of Base Rent for the Premises shall be as set forth below:

Period	Monthly Base Rent Rate Per R.S.F.	Monthly Installment of Base Rent
January 1, 2025 to December 31, 2025*	$7.50	$33,750.00
January 1, 2026 to December 31, 2026	$7.73	$34,785.00
January 1, 2027 to February 28, 2027	$7.96	$35,820.00
5.
6.*Notwithstanding anything to the contrary contained herein, provided and only so long as there is no Event of Default in existence, the monthly payment of Base Rent due pursuant to this Fourth Amendment for the Premises will be abated for the period between February 1, 2025 and March 31, 2025 (the “Abatement Period”). The foregoing rent abatement shall apply to and affect only the monthly installments of Base Rent due pursuant to this Fourth Amendment for the Premises during the Abatement Period and Tenant shall be obligated to pay all Additional Rent and all other charges which accrue and are due under the Lease with respect to the Premises during the Abatement Period. If at any time following the Effective Date and prior to the end of the Abatement Period there occurs any Event of Default under the Lease, Tenant’s right to abate the monthly installments of Base Rent for the Premises during any future portion of the Abatement Period shall immediately terminate and thereafter be of no further force and effect.
7.
8.Additional Rent. During the Fourth Extension Term, Tenant shall continue to pay Additional Rent and other charges, including Tenant’s Share of Project Expenses, at the times and in the manner set forth in the Lease; provided, however, effective as of the Fourth Extension Term Commencement Date, the “Base Year” shall mean the 2025 calendar year.
9.Condition of the Premises. Tenant is in possession of the Premises and has accepted the Premises in its as-is condition without any obligation on the Landlord’s part to perform any additions, alterations, improvements, demolition or other work therein or pertaining thereto, or to provide any construction or other allowances as set forth in the Lease.
10.Amendments to the Lease; Inapplicable Provisions.
(a)Effective as of the Fourth Extension Term Commencement Date, the following shall be added as a new Section 5.2(e)(5) to the Original Lease:
(b)“Notwithstanding anything to the contrary set forth in this Lease, effective as of the Fourth Extension Term Commencement Date, the amount of Tax Expenses for the Base Year (as set forth in the Fourth Amendment) and any Expense Year thereafter shall be calculated without taking into account any decreases in real estate taxes obtained in connection with Proposition 8, and, therefore, the Tax Expenses in the Base Year (as set forth in the Fourth Amendment) and/or any Expense Year thereafter may be greater than those actually incurred by Landlord, but shall, nonetheless, be the Tax Expenses due under this Lease; provided that (i) any costs and expenses incurred by Landlord in securing any Proposition 8 reduction shall not be included in Operating Expenses for purposes of this Lease, and (ii) tax refunds under Proposition 8 shall not be deducted from Tax Expenses, but rather shall be the sole property of Landlord. Landlord and Tenant acknowledge that this Section 5.2(e)(5) is not intended to in any way affect (A) the inclusion in Tax Expenses of the statutory two percent (2.0%) annual increase in Tax Expenses (as such statutory increase may be modified by subsequent legislation), or (B) the inclusion or exclusion of Tax Expenses pursuant to the terms of Proposition 13, which shall be governed pursuant to the terms of Sections 5.2(e)(1) through (4) above.”
(c)Effective as of the Fourth Extension Term Commencement Date, the following shall be added to the end of Section 18.1 of the Original Lease:
(d)“Notwithstanding the foregoing, from and after the Fourth Extension Term Commencement Date, Landlord shall use reasonable efforts to obtain a subordination, non-disturbance and attornment agreement (“SNDA”) from Landlord’s current (as of the date of the Fourth Amendment) lender on such lender’s then current standard form of agreement and subject to Tenant’s review and approval, provided that Tenant agrees that Tenant shall pay any charges (including legal fees) actually required by such Landlord’s lender, as a condition to entering into such SNDA. “Reasonable efforts” of Landlord shall not require Landlord to incur any cost, expense or liability to obtain such agreement, it being agreed that Tenant shall be responsible for any fee or review costs charged by Landlord’s lender.”
(e)Effective as of the Fourth Extension Term Commencement Date, Section 29.1 of the Original Lease is hereby deleted in its entirety and replaced with the following:
(f)“During the Fourth Extension Term, Tenant shall have the right to designate two (2) names for placement on the directory board in the lobby of the Building. Landlord shall have the option to maintain, in place of any such directory board, a computerized directory with display screen which has the capacity to accommodate Tenant’s designation of two (2) names as set forth above.”
(g)The following shall be added as a new Section 30.21 to the Original Lease:
(h)“30.21    Hazardous Material. Tenant shall not cause or permit any Hazardous Material (as hereinafter defined) to be brought upon or kept or used on or about the Project, by Tenant, its agents, employees, contractors, licensees or invitees, except for storage, handling and use of reasonable quantities and types of cleaning fluids and office supplies in the Premises in the ordinary course and the prudent conduct of Tenant’s business in the Premises. If at any time Tenant shall become aware or have reasonable cause to believe that any Hazardous Material has come to be located on or in the Premises, or any portion of the Project, Tenant shall immediately upon discovering such presence or suspected presence of the Hazardous Material give written notice of that condition to Landlord. “Hazardous Material” shall mean any hazardous or toxic substance, including, but not limited to, any substance named or described in any list of hazardous substances or hazardous materials in the United States Code, the Code of Federal Regulations, or any similar list or definition compiled by any federal, state or local authority. If any Hazardous Material is released, discharged or disposed of by Tenant or any other occupant of the Premises, or their employees, agents or contractors on or about the Project in violation of the foregoing provisions, Tenant shall immediately, properly and in compliance with Applicable Laws clean up and remove the Hazardous Material from the Project and any other affected property and clean or replace any affected personal property (whether or not owned by Landlord), at Tenant’s expense. Such clean up and removal work shall be subject to Landlord’s prior written approval (except in emergencies), and shall include, without limitation, any testing, investigation, and the preparation and implementation of any remedial action plan required by any governmental body having jurisdiction or reasonably required by Landlord (as supported by a third-party environmental/remediation consultant reasonably designated by Landlord). If Tenant shall fail to comply with the provisions of this Section 30.25 within five (5) calendar days after written notice by Landlord, or such shorter time as may be required by Applicable Law or in order to minimize any serious and imminent hazard to persons or property, Landlord may (but shall not be obligated to) arrange for such compliance directly, at Tenant’s expense (without limiting Landlord’s other remedies under this Lease or Applicable Law).”
(i)The following shall be added as a new Section 30.22 to the Original Lease:
(j)“30.22    Prohibited Party Transactions. Tenant represents and warrants to Landlord that (1) Tenant is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National,” “Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and (2) Tenant is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation. Tenant agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorney’s fees and costs) arising or related to any breach of the foregoing representation and warranty.”
(k)The following shall be added as a new Section 30.23 to the Original Lease:
(l)“30.23    Accessibility. Pursuant to Section 1938 of the California Civil Code, Landlord hereby advises Tenant that as of the date of this Lease neither the Premises,

the Building nor the Project have undergone inspection by a Certified Access Specialist. Further, pursuant to Section 1938 of the California Civil Code, Landlord notifies Tenant of the following:
(m)“A Certified Access Specialist (CASp) can inspect the Premises and determine whether the Premises comply with all of the applicable construction-related accessibility standards under state law. Although California state law does not require a CASp inspection of the Premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the Premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of any such CASp inspection, the payment of the costs and fees for the CASp inspection and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises.”
(n)Therefore and notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant agree that (i) Tenant may, at its option and at its sole cost, cause a CASp to inspect the Premises and determine whether the Premises complies with all of the applicable construction-related accessibility standards under California law, (ii) the parties shall mutually coordinate and reasonably approve of the timing of any such CASp inspection so that Landlord may, at its option, have a representative present during such inspection, (iii) Tenant shall be solely responsible for the cost of any repairs necessary to correct violations of construction-related accessibility standards within the Premises, in the Building identified by any such CASp inspection, and (iv) any and all such alterations and repairs within the Premises to be performed by Tenant in accordance with this Lease and if any alterations and repairs to other portions of the Building are required as a result of Tenant’s CASp inspection then Tenant shall reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such alterations and repairs.”
(o)Effective as of the Fourth Extension Term Commencement Date, Exhibit B of the Original Lease is hereby deleted in its entirety and replaced with the following:
(p)“AREA DEFINITIONS
1.Rentable Area. The “Rentable Area” shall be as defined by Landlord, provided that the amount of space constituting the Rentable Area shall not be altered or modified during the Fourth Extension Term.
2.Useable Area. The “Usable Area” shall be as defined by Landlord, provided that the amount of space constituting the Usable Area shall not be altered or modified during the Fourth Extension Term.

3.Stipulated Area. The Base Rent for the Premises for the Fourth Extension Term has been calculated on the basis of 4,500 square feet of Rentable Area.
4.Rentable Area of the Building. The Rentable Area of the Building shall be computed by totaling the Rentable Areas of all premises in the Building.”

(q)Effective as of the Fourth Extension Term Commencement Date, Section 6 of the First Amendment is hereby deleted in its entirety and replaced with the following:
(r)“From and after the Fourth Extension Term Commencement Date, Tenant shall have the right, but not the obligation, to rent and Landlord shall provide up to twelve (12) parking passes for parking automobiles in the 501 Santa Monica Garage, subject to the terms and conditions of Article 26 of the Original Lease, including, without limitation, Landlord’s right to modify, reduce, or relocate Tenant’s parking to other off-site parking locations according to Landlord’s Off-Site Parking Program (as defined in Section 26.1 of the Original Lease), and otherwise subject to the terms and conditions of Article 26 of the Original Lease. Tenant shall pay to Landlord rent for such parking passes in the amount of $212.00 per parking pass per month, which rate is the current parking rate for such unreserved off-site parking by Landlord or its parking operator, and which rate is subject to adjustment to the then-current rates reasonably established by Landlord or its parking operator.”
(s)Section 5 of the Third Amendment is hereby deleted in its entirety.
(t)The second sentence of Section 6 of the Third Amendment is hereby deleted in its entirety and replaced with the following:
(u)“Landlord shall contract with the Building’s janitorial company to perform such service and bill Tenant directly for such costs as Additional Rent, which shall be the actual costs charged by the janitorial company without mark-up.”
11.Security Deposit. Landlord hereby acknowledges that it holds a security deposit in the amount of $38,181.57 pursuant to Section 22.5 of the Original Lease and Section 5 of the First Amendment. Upon the Fourth Extension Term Commencement Date, such amount shall be reduced by $2,361.57 (the “Security Deposit Reduction Amount”) such that the security deposit held by Landlord is equal to $35,820.00, which shall continue to be held in accordance with the terms and conditions of the Lease. The Security Deposit Reduction Amount shall be returned to Tenant as a credit applied to Tenant’s first monthly installment of Base Rent for the Premises following the Fourth Extension Term Commencement Date, such that Tenant shall pay $31,388.43 in base rent for such month.
12.Brokerage Indemnity. Landlord and Tenant each represent and warrant to the other that, except for Industry Partners, as Landlord’s broker, and Cushman & Wakefield, as Tenant’s broker, neither of them has employed or dealt with any broker, agent or finder and that, except as aforesaid, no broker is entitled to any compensation or charges in connection with this Fourth

Amendment or the transaction contemplated hereby. Each party covenants and agrees to defend, with counsel approved by the other party, indemnify and save the other party harmless from and against any and all cost, expense or liability for any compensation, commission or charges resulting from any breach of this Section. Landlord will pay any fees payable to the aforementioned brokers pursuant to the terms of a separate agreement.
13.Ratification. Except as expressly modified by this Fourth Amendment, the Lease shall remain in full force and effect, and as further modified by this Fourth Amendment, is expressly ratified and confirmed by the parties hereto. This Fourth Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the provisions of the Lease regarding assignment and subletting.
14.Governing Law; Interpretation and Partial Invalidity. This Fourth Amendment shall be governed and construed in accordance with the laws of the State of California. If any term of this Fourth Amendment, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Fourth Amendment, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Fourth Amendment shall be valid and enforceable to the fullest extent permitted by law. The titles for the paragraphs are for convenience only and are not to be considered in construing this Fourth Amendment. This Fourth Amendment contains all of the agreements of the parties with respect to the subject matter hereof, and supersedes all prior dealings between them with respect to such subject matter. No delay or omission on the part of either party to this Fourth Amendment in requiring performance by the other party or exercising any right hereunder shall operate as a waiver of any provision hereof or any rights hereunder, and no waiver, omission or delay in requiring performance or exercising any right hereunder on any one occasion shall be construed as a bar to or waiver of such performance or right on any future occasion.
15.Binding Agreement. This document shall become effective and binding only upon the execution and delivery of this Fourth Amendment by both Landlord and Tenant.
16.Counterparts and Authority. Landlord and Tenant each warrant to the other that the person or persons executing this Fourth Amendment on its behalf has or have authority to do so and that such execution has fully obligated and bound such party to all terms and provisions of this Fourth Amendment. This Fourth Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one document. Facsimile, documents executed, scanned and transmitted electronically and electronic signatures shall be deemed original signatures for purposes of this Fourth Amendment, with such facsimile, scanned and electronic signatures having the same legal effect as original signatures. Pages may be executed and transmitted by facsimile or electronically and each of will be deemed an original. Landlord and Tenant agree that this Fourth Amendment may be accepted, executed or agreed to through the use of an electronic signature in accordance with the Electronic Signatures in Global and National Commerce Act, Title 15, United States Code, Sections 7001 et seq., the Uniform Electronic Transaction Act, and any applicable state law. The parties hereby incorporate the provisions of California Civil Code Section 1633.1 et seq., known as the “Uniform Electronic

Transactions Act,” which provides in relevant part that the parties to an Agreement (California Civil Code Section 1633.2(a)), or Contract (California Civil Code Section 1633.2(d)), can agree to conduct a transaction by electronic means, and that such agreements shall not be denied legal effect solely because it is in electronic form. Any document accepted, executed or agreed to in conformity with such laws will be binding on both Landlord and Tenant as if it were physically executed and delivered.
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IN WITNESS WHEREOF, Landlord and Tenant have caused this Fourth Amendment to be duly executed, under seal, by persons hereunto duly authorized, in multiple copies, each to be considered an original hereof, as of the date first set forth above.

LANDLORD: HIGH NOON OFFICE, LLC, a Delaware limited liability company
By:	/s/ Peter Kaye
Name: Peter Kaye Title: Authorized Person

TENANT TRUECAR, INC., a Delaware corporation
By:	/s/ Jill Angel
Name: Jill Angel Title: Chief People Officer

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